Exhibit 99.1

News Release

Valeant Pharmaceuticals Receives Approval From FTC in Connection With Acquisition of Ortho Dermatologics and Dermik

MISSISSAUGA, Ontario, Dec. 12, 2011 /PRNewswire/ -- Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) today announced that the Federal Trade Commission (FTC) voted unanimously to approve the consent orders in connection with Valeant's acquisition of Dermik, a dermatology unit of Sanofi (EURONEXT: SAN and NYSE: SNY), and the U.S. assets of Ortho Dermatologics, a division of Janssen Pharmaceuticals, Inc.

As a result of the Commission vote, Valeant is now free to proceed with closing the transactions, subject to other closing conditions. Under the consent orders, Valeant is required to dissolve its collaboration related to Refissa and generic tretinoin emollient cream (TEC) and return those products to Spear Pharmaceuticals, who owns the Abbreviated New Drug Applications, as well as the divestiture of 1% clindamycin and 5% benzoyl peroxide gel (IDP-111), a generic version of Benzaclin, and 5% fluorouracil cream, (5-FU), an authorized generic of Efudex.

Valeant expects to complete the acquisition of the U.S. assets of Ortho Dermatologics today and Dermik by the end of 2011.

About Valeant Pharmaceuticals International, Inc.
Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, dermatology and branded generics.  More information about Valeant Pharmaceuticals International, Inc. can be found at www.valeant.com.

Forward-Looking Statements
To the extent any statements made in this press release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may be forward-looking information as defined under applicable Canadian securities legislation (collectively, "forward-looking statements").

These forward-looking statements relate to, among other things, the closing of the acquisitions of Dermik and Ortho Dermatologics and the timing of compliance with the consent orders.  Forward-looking statements can generally be identified by the use of words such as "believe", "anticipate", "expect", "estimate", "intend", "continue", "plan", "project", "will", "may", "should", "could", "would", "target", "potential" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results to differ materially from these expectations include, among other things, the closing of Valeant's acquisitions of Dermik or Ortho Dermatologics or of Valeant's divestitures in compliance with the consent orders, and the risk factors as detailed from time to time in Valeant's reports filed with the Securities and Exchange Commission ("SEC") and the Canadian Securities Administrators ("CSA").

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Contact Information:
Laurie W. Little
949-461-6002
laurie.little@valeant.com

SOURCE Valeant Pharmaceuticals International, Inc.